Exhibit 10.7




                      Amended and Restated Credit Amendment
                    between Bank of America Texas, N.A., and
                          FFP Operating Partners, L.P.
                             dated November 27, 1996


                      AMENDED AND RESTATED CREDIT AGREEMENT


     This  Amended  and  Restated  Credit   Agreement  (this  "Restated   Credit
Agreement") dated as of November 27, 1996, is between Bank of America Texas, N.A. (the "Bank") and FFP Operating Partners, L.P., a Delaware limited partnership (the "Borrower").

                                   REFERENCES

     Reference is made to the Credit Agreement (as amended, the "Original Credit Agreement") dated as of February 25, 1994 by and between Bank and Borrower, as amended by the following:

     (a) First Amendment to Credit Agreement, entered into effective as of March 30, 1994;

     (b) Second Amendment to Credit Agreement, entered into effective as of August 31, 1994;

     (c) Third Amendment to Credit Agreement, entered into effective as of May 1, 1995;

     (d) Fourth Amendment to Credit Agreement, entered into effective as of December 20, 1995; and

     (e) Fifth Amendment to Credit Agreement, entered into effective as of March 29, 1996.

     The Bank and the Borrower desire to amend the Credit Agreement to, inter alia, provide for a term loan in the amount of $3,000,000.00 to finance renovation of a fuel terminal and to renew, extend, modify and increase certain existing debt to the Bank as more fully described in Section 4.3 of this Restated Credit Agreement. The Bank and the Borrower further desire to restate the Original Credit Agreement into one agreement that incorporates, on a cumulative basis, the amendments described above.


                                 1. DEFINITIONS

     In addition to the terms which are defined elsewhere in this Restated Credit Agreement, the following terms have the meanings indicated for the purposes of this Restated Credit Agreement:

     1.1 "Event of Default" has the meaning given such term in Section 13 of this Restated Credit Agreement.

     1.2  "Eurodollar  Business  Day"  shall  mean a day on  which  dealings  in
          Dollars   are   carried   out  in   the   London   interbank   market.


     1.3 "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. All amounts in the calculation will be determined by the Bank as of the first day of the interest period.

                                       London Interbank Offered Rate
                      LIBOR Rate = ------------------------------------
                                        (1.00 - Reserve Percentage)

     Where,

     (a) "London Interbank Offered Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) determined by the Bank (in accordance with its customary general practices) as the rate at which Eurodollar deposits are offered by major banks in the London Interbank Eurodollar Market in immediately available funds in an amount equal or comparable to the principal amount of the Term Loan or the Fuel Terminal Loan, as the case may be, as of the time of determination, and for a ninety (90) day time period.

     The initial LIBOR Rate shall be the rate in effect two (2) banking days prior to January 1, 1997 and shall be automatically adjusted on the last day of each ninety (90) day time period, beginning ninety (90) days after January 1, 1997, to the LIBOR Rate in effect two (2) banking days prior to such date.

     (b) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

     1.4 "Maximum Rate" means the maximum lawful rate of interest permitted under applicable usury laws now or hereafter enacted.

     1.5 "Original Fuel Terminal Loan" means the Fuel Terminal Loan referred to in the Original Credit Agreement in the amount of One Million Dollars ($1,000,000.00).

     1.6 "Potential Default" means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Restated Credit Agreement.

     1.7 "Reference Rate" means the rate of interest publicly announced from time to time by the Bank in Irving, Texas, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.


                                2. LINE OF CREDIT
                                       AND
                   LETTER OF CREDIT FACILITY AMOUNT AND TERMS

     2.1  Line of Credit Amount.

     (a) During the Availability Period described below, the Bank will provide a line of credit to the Borrower for the purposes continuing Borrower's existing Ten Million Dollar ($10,000,000.00) line of credit from the Bank under the Original Credit Agreement to support future growth in accounts receivable and inventory, along with providing intra-month fuel tax remittance support. The amount of the line of credit (the "Revolving Commitment") is equal to Ten Million Dollars ($10,000,000.00).

     (b) This is a revolving line of credit for advances with a "within-line" facility for letters of credit. During the Availability Period, the Borrower may repay principal amounts and re-borrow them.

     (c)  Each  advance  must  be for at  least  One  Hundred  Thousand  Dollars
          ($100,000.00) or for the amount of the remaining available line of credit, if less.

     (d) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Revolving Commitment. If such outstandings exceed the Revolving Commitment, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

     2.2 Availability Period. Subject to the terms and conditions of this Restated Credit Agreement (including without limitation, Section 10.11), the line of credit is available during the period (the "Availability Period") beginning on the date of this Restated Credit Agreement and ending April 30, 1998 (the "Expiration Date"), unless the Borrower is in default. Upon the occurrence of any Potential Default, then, in addition to the Bank's other remedies, the Bank may terminate the Availability Period. If the Borrower cures such Potential Default or Event of Default, as the case may be, then the Availability Period may be reinstated so long as no other Potential Default or Event of Default has occurred and remains in existence.

     2.3 Interest Rate. The interest rate is the lesser of (a)_the Maximum Rate, or (b)_the rate (the "Revolving Loan Basic Rate") that is equal to the Bank's Reference Rate.

     Notwithstanding the foregoing, if at any time the Revolving Loan Basic Rate shall exceed the Maximum Rate and thereafter the Revolving Loan Basic Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Revolving Loan Basic Rate exceeded the Maximum Rate.

     2.4 Conditions to Each Extension of Credit. Before each extension of credit under the line of credit, including the first, the Borrower will deliver to the Bank a borrowing request, in the form of Exhibit H hereto, or in such other form requested by the Bank, executed by the authorized representative of Borrower.

     2.5  Repayment Terms.

     (a)  The Borrower will pay accrued  interest on December 31, 1996, and then
          quarterly   thereafter   until   payment  in  full  of  any  principal
          outstanding under this line of credit.

     (b) The Borrower will repay in full all principal outstanding under this line of credit as required by Section 10.11, Out of Debt Period, of this Restated Credit Agreement.

     (c) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

     2.6 Letters of Credit. This line of credit may be used for financing standby letters of credit issued only in support of Borrower's fuel purchasing activities and other routine business activities, with a maximum maturity of sixty (60) days (or longer, if approved by the Bank) but not to extend more than sixty (60) days beyond the Expiration Date. The aggregate amount of the letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Three Million Dollars ($3,000,000.00).

                  The Borrower agrees:

     (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Restated Credit Agreement. The amount will bear interest and be due as described elsewhere in this Restated Credit Agreement.

     (b) if there is an Event of Default under this Restated Credit Agreement, the Bank, at its option, may require Borrower to provide cash collateral of any outstanding letters of credit, in the face amount of such outstanding letters of credit;

     (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank;

     (d) to sign the Bank's form Application and Agreement for Standby Letter of Credit, a copy of which is attached to this Restated Credit Agreement as Exhibit E; and

     (e) to pay, prior to issuance, any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.


                     3. TERM LOAN FACILITY AMOUNT AND TERMS

     3.1 Loan Amount. Pursuant to the terms of the Original Credit Agreement, the Bank agreed to provide a term loan to the Borrower in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the "Term Loan"). As of the date of this Restated Credit Agreement, the principal balance of the Term Loan is $5,625,000.

     3.2 Purpose. The Term Loan was used to re-finance indebtedness in the amount of $12,000,000.00 owing by Borrower to Citibank, N.A.

     3.3  Interest Rate.

     (a) Subject to the provisions of Section 3.4 (a) hereof, the interest rate is the lesser of (i) the Maximum Rate, or (ii) the rate (the "Term Loan Basic Rate"), through December 31, ,1996, that is equal to the Bank's Reference Rate, and thereafter, the LIBOR Rate plus one and three-quarters (1.75) percentage points. Notwithstanding the foregoing, if at any time the Term Loan Basic Rate shall exceed the Maximum Rate and thereafter the Term Loan Basic Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Term Loan Basic Rate exceeded the Maximum Rate.

     (b) The Borrower may prepay the Term Loan in full or in part at any time in an amount not less than Five Hundred Thousand Dollars ($500,000.00). The prepayment will be applied to installments of principal due under the Term Loan in inverse order of maturities.

     (c) Beginning January 1, 1997, each prepayment will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the LIBOR dollar market, in each case for a period starting on the date on which it was prepaid and ending on the last day of the interest period.


     3.4 Repayment Terms

     (a) The Borrower will pay all accrued but unpaid interest beginning on December 31, 1996 and then on the last day of each ninety (90) day interest period ("Interest Period") thereafter and upon payment in full of the principal of the Term Loan. Notwithstanding the foregoing,
          (i) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day, shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; and (ii) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (iii) below and (i) above, end on the last Eurodollar Business Day of a calendar month; and (iii) any Interest Period which would otherwise end after March 31, 2001, shall end on March 31, 2001. In lieu of Section 3.4 (a)(iii) hereof, if any Interest Period would otherwise end after March 31, 2001, then, at the Bank's option, the Bank may elect for the Term Loan to accrue interest at the rate which is equal to the Bank's Reference Rate from the end of the immediately preceding Interest Period through March 31, 2001.


     (b) Pursuant to the terms of the Original Credit Agreement, the Borrower agreed to repay principal in successive installments, made approximately quarterly, in the amount of Three Hundred Twelve Thousand Five Hundred Dollars ($312,500.00) each. The remaining outstanding principal of the Term Loan shall be paid in successive installments starting December 31, 1996 and, thereafter, on the same day as each interest payment due under the Term Loan (i.e., on the last day of each Interest Period). On March 31, 2001, the Borrower will repay the remaining principal balance plus any interest then due.


                 4. FUEL TERMINAL LOAN FACILITY AMOUNT AND TERMS

     4.1 Loan Amount. The Bank agrees to provide a term loan to the Borrower in the amount of up to Three Million Dollars ($3,000,000.00) (the "Fuel Terminal Loan"), to be funded in one or more advances, as requested by Borrower subject to the Fuel Terminal Availability Period, defined below. Each advance shall be in the amount of at least $100,000.00, or, if greater, in integral multiples thereof.

     4.2 Fuel Terminal Loan Availability Period. Subject to the terms and conditions of this Restated Credit Agreement, advances under the Fuel Terminal Loan are available during the period (the "Fuel Terminal Loan Availability Period") beginning on the date of this Restated Credit Agreement and ending December 31, 1996 unless the Borrower is in default. Upon the occurrence of any Potential Default, then in addition to the Bank's other remedies, the Bank may terminate the Fuel Terminal Loan Availability Period. If the Borrower cures such Potential Default or Event of Default, as the case may be, then the Fuel Terminal Availability Period may be reinstated so long as no other Potential Default or Event of Default has occurred and remains in existence.

     4.3 Purpose. The Fuel Terminal Loan shall be used to allow Borrower to finance renovations of a fuel terminal owned by an affiliate of Borrower, Direct Fuels, L.P., located in Euless, Texas, which is located on the real estate described on Exhibit I attached hereto, and to renew, extend, modify and increase the Original Fuel Terminal Loan.

     4.4  Interest Rate.

     (a) Subject to the provisions of Section 4.5(a) hereof, the interest rate is the lesser of (i)_the Maximum Rate, or (ii) the rate (the "Fuel Terminal Loan Basic Rate"), through December_31, 1996, that is equal to the Bank's Reference Rate, and thereafter, the LIBOR Rate plus one and three-quarters (1.75) percentage points. Notwithstanding the foregoing, if at any time the Fuel Terminal Loan Basic Rate shall exceed the Maximum Rate and thereafter the Fuel Terminal Loan Basic Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Fuel Terminal Loan Basic Rate exceeded the Maximum Rate.

     (b) The Borrower may prepay the Fuel Terminal Loan in full or in part at any time in an amount not less $250,000.00, or, if greater, in integrated multiples thereof. The prepayment will be applied to installments of principal due under the Fuel Terminal Loan in inverse order of maturities. In the event Borrower prepays the outstanding principal balance of this Note in full, the Bank's obligation to make subsequent advances hereunder shall terminate as of the date of such prepayment.

     (c) The Borrower shall pre-pay the Fuel Terminal Loan in full or in part, as the case may be, from all principal amounts collected, if any, from the note receivable evidencing the $1,200,000.00 advance to Fidelity Venture Investments, L.L.C. ("Fidelity Advance").

     (d) Beginning January 1, 1997, each prepayment will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the LIBOR dollar market, in each case for a period starting on the date on which it was prepaid and ending on the last day of the interest period.


     (iii)Notwithstanding the foregoing, there shall be no prepayment penalty with respect to a prepayment made as required by Section 4.4 (c) above.

     4.5 Repayment Terms.

     (a) The Borrower will pay all accrued but unpaid interest beginning on December 31, 1996 and then on the last day of each ninety (90) day interest period ("Interest Period") thereafter and upon payment in full of the principal of the Fuel Terminal Loan. Notwithstanding the foregoing, (i) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; and
          (ii) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (iii) below and (i) above, end on the last Eurodollar Business Day of a calendar month; and (iii) any Interest Period which would otherwise end after March 31, 2003, shall end on March 31, 2003. In lieu of Section 4.5(a)(iii) hereof, if any Interest Period would otherwise end after March 31, 2003, then, at the Bank's option, the Bank may elect for the Fuel Terminal Loan to accrue interest at the rate which is equal to the Bank's Reference Rate from the end of the immediately preceding Interest Period through March 31, 2003.

     (b) Principal of the Fuel Terminal Loan shall be paid in successive installments starting with the Interest Period ending on or about June_30, 1997 and, thereafter, on the same day as each interest payment due under the Fuel Terminal Loan (i.e., on the last day of each Interest Period), in the amounts set forth as follows:

     (i) the first (1st) through and including the fourth (4th) installments of principal each shall be in the amount of Seventy-Five Thousand Dollars ($75,000.00);

     (ii) the  fifth  (5th)  through  and   including   the   twentieth   (20th)
          installments of principal each shall be in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00); and

     (iii)the  twenty-first  (21st)  through  and  including  the  twenty-fourth
          (24th) installments of principal each shall be in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00).

     On March 31, 2003, the entire unpaid balance of principal and unpaid accrued interest then outstanding shall be due and payable.


                         5. FEES, EXPENSES AND DEPOSITS

     5.1  Fees

     (a) Unused Commitment Fee. Subject to the provisions of Section 14.14 hereof, the Borrower agrees to pay a fee on any difference between the Revolving Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at three-eighths percent (3/8%) per year. This fee is due the last day of each calendar quarter until the expiration of the Availability Period.

     (b) Fuel Terminal Loan Fee. Subject to the provisions of Section 14.14 hereof, the Borrower agrees to pay a fuel terminal loan fee in the amount of Twenty-One Thousand Dollars ($21,000.00). This fee is due on or before the date of execution of this Restated Credit Agreement.

     (c) Waiver Fee. Subject to the provisions of Section 14.14 hereof, if the Bank, at its option, agrees to waive or amend any terms of this Restated Credit Agreement, then the Borrower will pay the Bank a Two Thousand Dollar ($2,000.00) fee for each waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

     5.2  Expenses.

     (a) The Borrower agrees to immediately repay the Bank for reasonable expenses relating to the transactions contemplated by this Restated Credit Agreement that include, but are not limited to, filing, recording and search fees, asset value appraisal fees, title report fees, documentation fees, and environmental analysis and audit fees.

     (b) The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Restated Credit Agreement and any agreement or instrument required by this Restated Credit Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

     (c) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the collateral securing this Restated Credit Agreement, at such intervals as the Bank may reasonably require, but in no event more than one every six (6) months so long as no Event of Default has occurred and is continuing. During the existence of any Event of Default, the Bank may conduct audits and appraisals of the collateral securing this Restated Credit Agreement, at such intervals as the Bank may reasonably require, and the Borrower agrees to reimburse the Bank for the cost of such audits and appraisals. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

     5.3  Deposits.   The  Borrower  shall  not  be  required  to  maintain  any compensating balances as a condition to the loan facilities provided herein.

     5.4  No Excess  Fees.  Notwithstanding  anything  to the  contrary  in this
          Section 5, in no event shall any sums payable under this Section 5 (to the extent, if any, constituting interest under any applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount of interest permitted to be charged, taken, reserved, received or contracted for under applicable usury laws.


                                  6. COLLATERAL

     6.1 Accounts and Inventory. The Borrower's obligations to the Bank under this Restated Credit Agreement will continue to be secured by accounts and inventory the Borrower now owns or will own in the future. The collateral is further defined in a security agreement executed by the Borrower. In addition, all accounts and inventory securing this Restated Credit Agreement shall also secure all other present and future obligations of the Borrower to the Bank. All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Restated Credit Agreement.

     6.2 Nu-Way Beverage Note Receivable. The Borrower's obligations to the Bank under this Restated Credit Agreement will continue to be secured further by a pledge of that certain promissory note dated July 1, 1992, in the stated principal amount of $500,000.00, executed by Nu-Way Beverage Company, payable to the order of Borrower, together with any renewals, extensions and modifications thereof, and the lien and security interest covering any and all property securing payment of such promissory note.

     6.3 Accounts and Inventory Supporting Guaranty. The obligations of the guarantors to the Bank will continue to be secured by accounts and inventory each guarantor now owns or will own in the future. The collateral is further defined in a security agreement executed by the guarantors.

     6.4 Negative Pledge of Fuel Terminal Facility. Direct Fuels, L.P., a Texas limited partnership and the Bank previously executed that certain Negative Pledge Agreement dated March 29, 1996, applicable to that real property described on Exhibit _I_ attached hereto and the improvements located or to be located thereon. The aforementioned Negative Pledge Agreement shall continue in full force and effect until all loans under this Restated Credit Agreement shall have been paid in full.

     6.5 Negative Pledge of Fixed Assets. Refer to Section 10.23 hereof, for a full description of Borrower's Negative Pledge of its fixed assets.


                      7. DISBURSEMENTS, PAYMENTS AND COSTS

     7.1 Requests for Credit. Each request for an extension of credit will be made in a manner reasonably acceptable to the Bank, including without limitation the manner described in Section 7.3 below.

     7.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

     (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

     (b) made in immediately available funds, or such other type of funds selected by the Bank; and

     (c)  evidenced by records kept by the Bank.

     7.3  Telephone Authorization.

     (a) The Bank may honor telephone instructions for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

     (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 317499644, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

     (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions.

     7.4 Banking Days. Unless otherwise provided in this Restated Credit Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Texas. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Texas and California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

     7.5 Additional Costs. Subject to the provisions of Section 14.14 hereof, the Borrower will pay the Bank, within thirty (30) days of receipt by Borrower of the Bank's demand, for the Bank's reasonable costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

     (a)  any reserve or deposit requirements; and

     (b) any capital requirements relating to the Bank's assets and commitments for credit.

     Notwithstanding the foregoing, in no event shall any sum payable under this
Section 7.5 (to the extent, if any, constituting interest under applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount permitted to be charged, taken, reserved, received or contracted for by any applicable usury laws.

     7.6 Interest Calculation. Except as otherwise stated in this Restated Credit Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

     7.7 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Restated Agreement (including interest) shall bear interest from the due date at the Maximum Rate.

     7.8 Default Rate. Upon the occurrence and during the continuation of any Event of Default under this Restated Credit Agreement, advances under this Restated Credit Agreement will at the option of the Bank bear interest at the Maximum Rate. This will not constitute a waiver of any Event of Default.

     7.9 Overdrafts. At the Bank's sole option in each instance, the Bank may make advances under this Restated Credit Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Restated Credit Agreement, may be funded by an advance under the Revolving Commitment, and shall be secured by the collateral. The Bank agrees to give Borrower notice of each such advance; however, failure to give such notice will not in any way impair or reduce the obligations of Borrower to pay principal and interest owing to the Bank under the terms of this Restated Credit Agreement or any documents executed in connection with or as security for this Restated Credit Agreement.

     7.10 Payments in Kind. The proceeds of collections of the Borrower's accounts receivable, when received by the Bank in kind, shall be credited to interest, principal, and other sums owed to the Bank under this Restated Credit Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.


                                  8. CONDITIONS

     The Bank must receive the following items, in form and content reasonably acceptable to the Bank, before it is required to extend any credit to the Borrower under this Restated Credit Agreement:

     8.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower (and any guarantor or subordinating creditor) of this Restated Credit Agreement and any instrument or agreement required under this Restated Credit Agreement have been duly authorized.


     8.2 Security Agreements. Ratification of the original security agreements, assignments, and financing statements which the Bank reasonably requires in accordance with the terms of this Restated Credit Agreement.

     8.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.


     8.4  Insurance.   Evidence  of  insurance  coverage,  as  required  in  the
          "Covenants" section of this Restated Credit Agreement.

     8.5 Guaranties. Ratification of the guaranties signed by those parties set forth on Exhibit A attached to this Restated Credit Agreement.

     8.6 Qualification to Do Business. Evidence of qualification to do business for the general partner of Borrower from its state of incorporation and from any other state in which the general partner of the Borrower is required to qualify in order for the Borrower to conduct its business.

     8.7  Other Items. Any other items that the Bank reasonably requires.


                        9. REPRESENTATIONS AND WARRANTIES

     When the Borrower signs this Restated Credit Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

     9.1  Organization  of Borrower.  The Borrower is a partnership  duly formed
          and   existing   under  the  laws  of  the  state   where   organized.

     9.2 Authorization. This Restated Credit Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

     9.3 Enforceable Agreement. This Restated Credit Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

     9.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, properly qualified to do business, and, where required, in compliance with fictitious name statutes.

     9.5 No Conflicts. This Restated Credit Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

     9.6 Financial Statements. Each of the financial statements furnished or to be furnished to the Bank by the Borrower, including the Borrower's financial statement dated as of September 29, 1996, will have been prepared, upon delivery to the Bank, in accordance with generally accepted accounting principles, applied on a consistent basis, and will fairly and accurately reflect its financial condition as of the dates thereof. Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower (or any guarantor), which has not been disclosed to the Bank in writing.

     9.7 Financial Information. All other financial and other information that has been or will be supplied to the Bank:

     (a) will accurately reflect in all material respects the facts and circumstances purported to be reflected in the information so supplied to the Bank; and

     (b)  will be in compliance with all government regulations that apply.

     9.8 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower involving claims asserted in an amount of more than $500,000.00 which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as are set forth in Exhibit C attached to this Restated Credit Agreement and made a part hereof.

     9.9 Collateral. To the best of Borrower's knowledge, all collateral required in this Restated Credit Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

     9.10 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, and patent rights necessary to enable it to conduct the business in which it is now engaged.

     9.11 Other Obligations. To the best of Borrower's knowledge, the Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

     9.12 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

     9.13 No Event of Default. To the best of Borrower's knowledge, there is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Restated Credit Agreement.

     9.14 Speculative Gasoline Purchases. The Borrower will not engage in any speculative gasoline purchases, a gasoline purchase being considered speculative if, at the time of purchase, the price therefor is not at a known, quantified and fixed dollar amount.


     9.15 An Event of Default will not exist at any time the Borrower delivers to the Bank a Borrowing Certificate or requests an advance under the Fuel Terminal Loan.

     9.16 ERISA Plans.

     (a) The following terms have the meanings indicated for purposes of this Restated Credit Agreement:

     (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

     (iii)"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     (iv) "Plan"  means  any  employee   pension   benefit  plan  maintained  or
          contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA. ----

     (b) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

     (c) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

     (d) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

     (e) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

     9.17 Locations of Borrower. The Borrower's chief executive office is located at the address listed under the Borrower's signature on this Restated Credit Agreement. The Borrower's other places of business (including locations of Borrower's convenience stores) are set forth
          in   Exhibit_B  attached to this Restated Credit
          Agreement.


                                  10. COVENANTS

     The Borrower agrees, so long as credit is available under this Restated Credit Agreement and until the Bank is repaid in full:

     10.1 Use of  Proceeds.  To use the  proceeds  of the  credit  only  for the
          purposes   set  forth  in   Sections   2.1(a),   2.8,   3.2  and  4.2.

     10.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

     (a) Concurrently with the filing of such statement with the Securities and Exchange Commission, but in any event within one hundred five (105) days of the Borrower's fiscal year end, the annual financial statements and Form 10-K annual Report of FFP Partners, L.P. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank.

     (b) Within one hundred five (105) days of Borrower's fiscal year end, annual financial statements prepared on a consolidating basis. These consolidating financial statements may be Borrower prepared.

     (c) Concurrently with the filing of such statement with the Securities and Exchange Commission, but in any event within fifty (50) days of the period's end, the quarterly financial statements and Form 10-Q of FFP Partners, L.P. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

     (d) Within fifty (50) days of the quarter's end, a Compliance Certificate, in the form attached hereto as Exhibit G, signed by the general partner of the Borrower.

     (e)  If   requested   by  the  Bank,   statements   showing  an  aging  and
          reconciliation of the Borrower's receivables within twenty-five (25) days after the end of each month.

     (f) If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

     (g) If requested by the Bank, an inventory listing within twenty-five (25) days after the end of each month, in the form of Exhibit D attached hereto; the listing must include a description of the inventory, its location and cost, and such other information as the Bank reasonably may require.

     (h) A listing of the names and addresses of all debtors obligated upon the Borrower's accounts receivable at closing and thereafter within ninety
          (90) days after the end of each calendar year.

     (i) Prior to the beginning of each new fiscal year of the Borrower, the Borrower's annual operating forecast for such new fiscal year, in form, substance and detail satisfactory to the Bank.

     (j) Promptly upon the Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank reasonably may request.

     10.3 Other Debts. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

     (a) Acquiring goods, supplies, or merchandise on trade credit that is normal for the particular type of goods, supplies or merchandise so acquired;

     (b) Endorsing negotiable instruments received in the usual course of business;

     (c)  Obtaining surety bonds in the usual course of business;

     (d) Debts in existence on the date of this Restated Credit Agreement, as set forth in Exhibit F attached hereto and made a part hereof;


     (e) Additional debts for purchase money equipment financings (including capitalized leases) which do not exceed a total principal amount of One Million Dollars ($1,000,000.00) outstanding at any one time, excluding debts described in Section 10.3(f), below;

     (f) Additional debts owing to BA Leasing and Capital Corporation for purchase money equipment financings (including capitalized leases) which do not exceed a total principal amount of Two Million Seven Hundred Thousand Dollars ($2,700,000.00) outstanding at any one time;

     (g) The purchase of lottery tickets from state governmental authorities and the resale of the same to Borrower's customers; and

     (h)  The sale of money orders and the resulting money order obligations.

     10.4 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

     (a)  Deeds of trust and security agreements in favor of the Bank;

     (b)  Liens for taxes not yet due;

     (c) Additional purchase money security interests in personal property acquired after the date of this Restated Credit Agreement, if the total principal amount of debts secured by such liens does not exceed One Million Dollars ($1,000,000.00) at any one time, excluding purchase money security interests described in Section 10.4(d), below;

     (d) Additional purchase money security interests in favor of BA Leasing and Capital Corporation in personal property acquired after the date of this Restated Credit Agreement, if the total principal amount of debts secured by such liens does not exceed Two Million Seven Hundred Thousand Dollars ($2,700,000.00) at any one time; and

     (e)  Non-consensual, unperfected liens created by state statutes.

     10.5 Investments. Not to make any investments in any other person or entity, except the following: (a)_investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (b)_investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $l00,000,000.00; and (c)_investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

     10.6 Distributions. Without the Bank's prior, written consent, not to suffer or allow FFP Partners, L.P. to declare or pay any distributions in respect of any of its partnership interests, except in an amount that, when measured as of the end of each fiscal quarter of FFP Partners, L.P. for the period (the "Rolling Four-Quarter Period") consisting of the fiscal quarter then ended (beginning with the fiscal quarter ending December_31, 1996) plus the immediately preceding three fiscal quarters, does not exceed the lesser of (a) fifty percent (50%) of the consolidated net income of, its subsidiaries and affiliates, for such Rolling Four-Quarter Period, or (b) such amount as allows the Borrower to satisfy, after giving effect to such distributions, the cash flow ratio as set forth in Section 11.3.

     10.7 Repurchases and Redemptions. Not to purchase, redeem or otherwise acquire for value any of FFP Partners, L.P.'s or Borrower's partnership interests or create any sinking fund in relation thereto.


     10.8 Loans and Advances. Not to make any loans, advances or other extensions of credit outside the ordinary course of Borrower's business to any third party or affiliate except to the extent such loans, advances or other extensions of credit do not exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000.00) at any one time. This does not apply to the existing, non-current receivables owing to Borrower by certain companies affiliated with Borrower.

     10.9 Change of Ownership. Without the Bank's written consent, which will not be unreasonably withheld, not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership.

    10.10 Change in Management. Without the Bank's written consent, which will not be unreasonably withheld, not to cause, permit, or make any change in the management or control of the Borrower at the chairman of the board, president and chief financial officer levels.

     10.11 Out of Debt Period.

     To repay in full any outstanding advances on its revolving line of credit that are in excess of the aggregate amount of $1,500,000.00, and not to draw any additional advances on its revolving line of credit for a period of at least three (3) consecutive days in each calendar quarter ending June 30, 1996 and thereafter. For the purposes of this Section 10.11, "advances" does not include undrawn amounts of outstanding letters of credit.

     10.12 Notices to Bank. To promptly notify the Bank in writing of:

     (a) any lawsuit asserting a claim of over Five Hundred Thousand Dollars ($500,000.00) against the Borrower or any guarantor;

     (b) any substantial dispute between the Borrower or any guarantor and any government authority;

     (c)  any failure to comply with this Restated Credit Agreement;

     (d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations; and

     (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

     10.13 Books and Records. To maintain adequate books and records.

     10.14 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time, upon prior written notice to the Borrower. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

     10.15 Compliance with Laws. To comply in all material respects with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.


     10.16 Preservation of Rights. To maintain and preserve all material rights, privileges, and franchises the Borrower now has.


     10.17 Maintenance of  Properties.   To  make  any  repairs,   renewals,  or
           replacements to keep the Borrower's properties in good working condition.

     10.18 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.


     10.19 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Restated Credit Agreement.

     10.20 Insurance.

     (a) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering public liability insurance including coverage for contractual liability, casualty, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

     (b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.


     10.21 Additional Negative Covenants. Not to, without the Bank's written consent:

     (a) engage in any business activities substantially different from the Borrower's present business.

     (b)  liquidate or dissolve the Borrower's business.

     (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

     (d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

     (e) acquire or purchase a business or its assets, during any fiscal quarter, for a consideration, including assumption of debt, which, when aggregated with:

     (i) the amount of consideration given to acquire any other business or its assets during such fiscal quarter, plus the preceding three (3) fiscal quarters, and

     (ii) the amount of Borrower's actual capital expenditures during such fiscal quarter, plus the preceding three (3) fiscal quarters, exceeds the maximum amount of permitted capital expenditures allowed in Section_11.4 below.

     (f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

     10.22 ERISA Plans. To give prompt written notice to the Bank of:

     (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

     (b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

     (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

     (d)  The  commencement  of any  proceeding  with  respect  to a Plan  under
          Section 4042 of ERISA.

     10.23 Negative Pledge. Without the Bank's prior written consent or as expressly permitted otherwise in this Restated Credit Agreement, not to:

     (a) except for encumbrances permitted by this Restated Credit Agreement and non-consensual, unperfected liens created at law, and except for equipment leases, tenant leases and existing mortgages (including re-financings of such existing mortgages to the extent of the specified and particular property that is the subject matter of such existing mortgage) that have prohibitions of further encumbrance with regard to specified and particular property that is the subject matter of such lease or existing mortgage, create, incur, assume or suffer to exist or to be created, incurred or assumed, any pledge, security interest, option or other encumbrance of any kind upon any of its right, title and interest in any of its fixed assets whatsoever, whether real or personal, or sell, transfer, convey or assign any of its fixed assets, except in the ordinary course of its business; or

     (b) except for encumbrances permitted by this Restated Credit Agreement and non-consensual, unperfected liens created at law, and except for equipment leases, tenant leases and existing mortgages (including re-financings of such existing mortgages to the extent of the specified and particular property that is the subject matter of such existing mortgage) that have prohibitions of further encumbrance with regard to specified and particular property that is the subject matter of such lease or existing mortgage, enter into any agreement with or in favor of any person or entity other than the Bank, which agreement would hinder, qualify, prohibit or otherwise limit in any manner the Borrower's right or ability to create, incur, assume or suffer to exist or to be created, incurred or assumed, any pledge, security interest, option or other encumbrance of any kind upon any of its right, title and interest in any of its fixed assets whatsoever, whether real or personal, or sell, transfer, convey or assign any of its fixed assets, except in the ordinary course of its business.

     "Fixed  assets"  means,   individually  and  collectively,   all  fixtures,
          equipment, machinery, and real estate, now owned or existing as well as any and all that may hereafter arise or be acquired by the Borrower, and all proceeds and products thereof, including, without limitation, all notes, drafts, acceptances, instruments, general intangibles (including tax refunds) and chattel paper arising there from.

     10.24 Security Interest in Fixed Assets. Upon the Bank's request and at Borrower's expense, to grant to the Bank a security interest in and lien on the Borrower's fixed assets.

     10.25 Environmental Questionnaire. To provide to Bank by March 3l of each year a completed form of the Bank's "Environmental Questionnaire", reflecting the status of the Borrower's properties and operations as of the end of the Borrower's immediately preceding fiscal year.

     10.26 Collections. Upon the request of the Bank, to segregate all collections and proceeds of the collateralso that they are capable of identification and deliver daily such collections and proceeds to the Bank in kind.

                             11. FINANCIAL COVENANTS

         The Borrower agrees that effective as of the financial reporting period ended June 30, 1996 and so long as credit is available under this Restated Credit Agreement and until the Bank is repaid in full:

     11.1 Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis a ratio of total liabilities to tangible net worth not exceeding 2.25:1.0.

     "Total liabilities" means the sum of current liabilities plus long term liabilities.

     "Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates (except for NuWay Beverage, officers, directors or partners of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets. For purposes of calculating Borrower's debt to tangible net worth ratio under this Section 11.1, Borrower agrees that the Fidelity Advance will be classified as an intangible asset.

     11.2 Tangible Net Worth. To maintain on a consolidated basis tangible net worth equal to at least Twenty-Two Million Dollars ($22,000,000.00). For purposes of calculating Borrower's tangible net worth under this
          Section 11.2, Borrower agrees that the note receivable evidencing the Fidelity Advance will be classified as an intangible asset.

     11.3 Cash Flow Ratio. To maintain on a consolidated basis a cash flow ratio of at least 1.35:1.0.

     "Cashflow ratio" means the ratio of (a) cash flow to (b) the sum of (i) the current portion of long term debt owing to all creditors of the Borrower plus
(ii) interest. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

     "Cashflow" is defined as net income from operations, after taxes, plus interest, depreciation and amortization, less cash distributions made in accordance with Section 10.6, and less gains from the sale of convenience stores that are recognizable for any fiscal quarter ending on or after September 30, 1996.

     The current portion of long term debt will be measured as of the last day of the preceding calendar quarter and include amounts due over the next four calendar quarters, and will exclude the liabilities of Borrower under the Revolving Commitment.

     11.4 Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases, but excluding those capital expenditures financed with borrowed funds, as permitted by this Agreement), to acquire fixed or capital assets during any calendar year, in amount which, when aggregated with:

     (a) the amount of Borrower's actual capital expenditures during such calendar year, and

     (b) the amount of consideration given to acquire or purchase a business or its assets as allowed in Section 10.21(e) above, during such calendar year, exceeds Three Million Five Hundred Thousand Dollars
          ($3,500,000.00) for the calendar year ending December 31, 1996 and Three Million Dollars ($3,000,000.00) for each calendar year ending thereafter.

                               12. HAZARDOUS WASTE

     12.1 Indemnity Regarding Hazardous Substances. Upon the granting of a lien to the Bank on any real property, the Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank's counsel, including the reasonable estimate of the allocated cost of in-house counsel and staff) or loss directly or indirectly arising out of or resulting from any of the following:

     (a) Any hazardous substance being present at any time during the period the Bank holds a lien on the real property, in or around any part of the real property upon which Borrower conducts any of its business and the Bank holds a lien (including retail store locations) (the " Real Property"), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

     (b) Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance by Borrower. This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower's property or operations or property leased to the Borrower.

     Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower's own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower. The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

     12.2 Compliance Regarding Hazardous Substances. The Borrower will comply, and cause all occupants of the Real Property to comply, with all laws, regulations and ordinances governing or applicable to hazardous substances as well as the recommendations of any qualified environmental engineer or other expert which apply or pertain to the Real Property or the operations of the Borrower. The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property.

     12.3 Notices Regarding Hazardous Substances. Until full repayment of the loan, the Borrower will promptly notify the Bank if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, or that the Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any law, regulation or ordinance pertaining to any hazardous substance which can reasonably be foreseen to have a material negative on Borrower's financial condition or results of operations.

     12.4 Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time to enter and visit the Real Property and any other place where any property is located for the purposes of observing the Real Property, taking and removing soil or groundwater samples, and conducting tests on any part of the Real Property. The Bank is under no duty, however, to visit or observe the Real Property or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Restated Credit Agreement. No site visit, observation or testing by the Bank will result in a waiver of any Event of Default of the Borrower or impose any liability on the Bank. In no event will any site visit, observation or testing by the Bank be a representation that hazardous substances are or are not present in, on or under the Real Property, or that there has been or will be compliance with any law, regulation or ordinance pertaining to hazardous substances or any other applicable governmental law. Neither the Borrower nor any other party is entitled to rely on any site visit, observation or testing by the Bank. The Bank owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any hazardous substances or any other adverse condition affecting the Real Property. The Bank will not be obligated to disclose to the Borrower or any other party any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Bank. In each instance, the Bank will give the Borrower reasonable notice before entering the Real Property or any other place the Bank is permitted to enter under this Paragraph. The Bank will make reasonable efforts to avoid interfering with the Borrower's use of the Real Property or any other property in exercising any rights provided in this paragraph.

     12.5 Continuation of Indemnity. The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Restated Credit Agreement and repayment of the Borrower's obligations to the Bank under this Restated Credit Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the collateral securing this Restated Credit Agreement, including the Real Property or any part of it, by foreclosure or any other means.

     12.6 Definition of Hazardous Substance. For purposes of this Restated Credit Agreement, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law.

     12.7 Annual Environmental Audits. The Bank shall have the right to request that Borrower, at the Borrower's expense, have an environmental audit of the Real Property conducted each year while any credit is outstanding under this Restated Credit Agreement, using the Bank's internal consultant or a consultant satisfactory to the Bank, to ensure that the Borrower remains in compliance with all laws, regulations and ordinances governing or applicable to hazardous substances. The Borrower agrees, at the Borrower's sole expense, to follow all reasonable recommendations of any qualified environmental engineer or other expert which apply or pertain to the Real Property or the operations of the Borrower. The Borrower shall deliver to the Bank a written certification of the Borrower's compliance with these requirements no later than sixty (60) days after the date specified by such recommendations for completion of such compliance, together with a copy of the annual environmental audit required above.


                                   13. DEFAULT

     If any of the following events occur (each, an "Event of Default"), the Bank may do one or more of the following: (a) declare the Borrower in default,
(b) stop making any additional credit available to the Borrower, (c) exercise any and all rights and remedies as may be available to the Bank under the terms of any collateral documents, security instruments, debt instruments or any other document or instrument executed in connection herewith or in any way related hereto, (d) exercise any and all rights and remedies as may be available to the Bank at law or in equity, and (e)declare the entire debt created and evidenced hereby to be immediately due and payable in full, whereupon the entire unpaid principal indebtedness evidenced hereby, and all accrued unpaid interest thereon, shall at once mature and become due and payable without presentment, demand, protest, grace or notice of any kind (including, without limitation, notice of intent to accelerate, notice of acceleration or notice of protest), all of which are hereby severally waived by the Borrower. If the Borrower or any partners of Borrower files a bankruptcy petition with respect to the Borrower, the entire debt outstanding under this Restated Credit Agreement will automatically be due immediately.

     13.1 Failure to Pay. The Borrower fails to make a payment under this Restated Credit Agreement when due.

     13.2 Lien Priority. The Bank fails to have an enforceable first lien (except for (a) any prior liens to which the Bank has consented in writing and (b) any liens securing indebtedness in an aggregate amount of $25,000.00 or less, so long as the Borrower obtains a release of such liens within thirty (30) days following request therefor by the
          Bank) on or security interest in any property given as security for this loan.

     13.3 False Information. The Borrower has given the Bank any materially false or misleading information or representations.

     13.4 Bankruptcy. The Borrower (or any guarantor) or any general partner of the Borrower files a bankruptcy petition, or the Borrower (or any guarantor) or any general partner of the Borrower makes a general assignment for the benefit of creditors.

     13.5 Bankruptcy. A bankruptcy petition is filed against the Borrower (or any guarantor) or any general partner of the Borrower, and the bankruptcy petition has not been dismissed within sixty (60) days of the filing thereof.

     13.6 Receivers.  A  receiver  or  similar  official  is  appointed  for the
          Borrower's  (or  any  guarantor's)   business,   or  the  business  is
          terminated.

     13.7 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000.00) or more in excess of any insurance coverage.

     13.8 Material Adverse Chance. A material adverse change occurs in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.

     13.9 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed in the amount of One Hundred Thousand Dollars ($100,000.00) or more in the aggregate.

    13.10 Default under Guaranty or Subordination Agreement. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Restated Credit Agreement is violated or no longer in effect, and, if violated, such violation continues beyond the expiration of any applicable cure period.

    13.11 Other Bank Agreements. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank, and such failure continues beyond the expiration of any applicable cure period.

    13.12 ERISA Plans. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a
          Plan:

     (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

     (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

    13.13 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Restated Credit Agreement not specifically referred to in this Article, and such failure continues for a period of ten (10) days after Borrower receives notice of such failure from the Bank.


                   14. ENFORCING THIS AGREEMENT; MISCELLANEOUS

     14.1 GAAP. Except as otherwise stated in this Restated Credit Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

     14.2 Governing Law. This Restated Credit Agreement is governed by Texas law.

     14.3 Successors and Assigns. This Restated Credit Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Restated Credit Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees.

     14.4 Arbitration.

     (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

     (i) This Restated Credit Agreement (including any renewals, extensions or modifications of this Restated Credit Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Restated Credit Agreement;

     (iii) Any violation of this Restated Credit Agreement; or

     (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

     (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. THE UNITED STATES ARBITRATION ACT WILL APPLY EVEN THOUGH THIS RESTATED CREDIT AGREEMENT PROVIDES THAT IT IS GOVERNED BY TEXAS LAW.

     (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration. The arbitration will be conducted within the following Texas county or counties: Dallas.

     (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

     (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

     (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

     (g) This provision does not limit the right of the Borrower or the Bank to:

     (i)  exercise self-help remedies such as set-off;

     (ii) foreclose against or sell any real or personal property collateral; or

     (iii)act in a court of law, before, during or after the arbitration proceeding to obtain:

         (A)  an interim remedy; and/or

         (B)  additional or supplementary remedies.

     (h) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

     (i) The foregoing provisions may not be construed to allow either party to act in a court of law to submit a controversy or claim to judicial resolution where such controversy or claim previously has been decided by the arbitrators.

     14.5 Severability; Waivers. If any part of this Restated Credit Agreement is not enforceable, the rest of the Restated Credit Agreement may be enforced. The Bank retains all rights, even if it makes a loan after the occurrence of an Event of Default. If the Bank waives an Event of Default, it may enforce a later Event of Default. Any consent or waiver under this Restated Credit Agreement must be in writing.

     14.6 Costs. If the Bank incurs any expenses in connection with administering or enforcing this Restated Credit Agreement, or if the Bank takes collection action under this Restated Credit Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

     14.7 Attorneys' Fees. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

     14.8 Destruction of Borrower's Documents. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the
          Bank, in   its  discretion,  deems appropriate.

     14.9 Verification of Receivables. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

    14.10 Indemnification. The Borrower agrees to indemnify the Bank against, and hold the Bank harmless from, all claims, actions, losses, costs and expenses (including reasonable attorneys' fees and allocated costs for in-house legal services) incurred by the Bank and arising from any contention, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith. This indemnity will survive repayment of the Borrower's obligations to the Bank and termination of this Restated Credit Agreement.

    14.11 Notices. All notices required under this Restated Credit Agreement shall be personally delivered or sent by first class mail, return receipt requested, postage prepaid, to the addresses on the signature page of this Restated Credit Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notice sent by facsimile transmission shall be effective for delivery of notice under this Restated Credit Agreement.

    14.12 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Restated Credit Agreement.

    14.13 Counterparts. This Restated Credit Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

    14.14 Usury Laws. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Restated Credit Agreement or in any of the documents evidencing or securing payment hereof or otherwise relating hereto, in no event shall this Restated Credit Agreement or such instruments or documents require or permit the payment, charging, taking, reserving or receiving of any sums constituting interest, as defined under applicable usury laws, in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, paid, charged, taken, reserved or received under this Restated Credit Agreement or under the terms of any of the documents evidencing or securing payment hereof or otherwise relating hereto, or in any communication by Bank or any other person to Borrower or any other party liable for the payment of the indebtedness evidenced hereby, or if the maturity of the indebtedness is accelerated in whole or in part, or in the event that all or part of the principal or interest shall be prepaid, so that under any of such circumstances or under any other circumstances whatsoever, the amount of interest contracted for, paid, charged, taken, reserved or received under this Restated Credit Agreement or under any of the documents securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event (a)_the provisions of this Section shall govern and control, (b)_any such excess shall be canceled automatically to the extent of such excess, and shall not be collected or collectible, (c)_any such excess which is or has been received shall be credited against the then unpaid principal balance hereof or refunded to Borrower, at the Bank's option, and (d)_the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, paid, charged, taken, reserved or received under this Restated Credit Agreement or under such other documents or instruments that are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, paid, charged, taken, reserved or received from the Borrower or otherwise by the holder or holders hereof. The terms of this Section shall be deemed to be incorporated in every loan document, security instrument, debt instrument and communication relating to this Restated Credit Agreement and the loan evidenced hereby. The term "applicable usury laws" shall mean such laws of the State of Texas or the laws of the United States, whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest, then the applicable usury laws shall be the laws allowing the higher rates, to be effective as of the effective date of such laws.

    14.15 AMENDMENT AND RESTATEMENT. This Restated Credit Agreement is given in amendment, modification, supplementation, restatement and renewal (and not in extinguishment or satisfaction) of the Original Credit Agreement. All rights, titles, liens, security interests and priorities under the Original Credit Agreement are preserved, maintained and carried forward under this Restated Credit Agreement, subject, however, to the terms of this Restated Credit Agreement.

    14.16 NO ORAL  AGREEMENTS.  This Restated  Credit  Agreement and any related
          security  or  other  agreements   required  by  this  Restated  Credit
          Agreement, collectively:

     (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

     (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

     (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

         In the event of any conflict between this Restated Credit Agreement and any other agreements required by this Restated Credit Agreement, this Restated Credit Agreement will prevail.

         THIS WRITTEN AGREEMENT AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.




         This Restated Credit Agreement is executed as of the date stated at the top of the first page.

Bank of America Texas, N.A.      FFP Operating Partners, L.P.

                                 By:   FFP Partners Management Company, Inc.,
                                       General Partner

By:/s/Donald P. Hellman                By: /s/Steven B. Hawkins
   --------------------------              ---------------------------
     Donald P. Hellman                     Steven B. Hawkins
     Vice President                        Vice President-Finance

Address where notices to             Address where notices to
the Bank are to be sent:             the Borrower are to be sent:

1925 W. John Carpenter Freeway       2801 Glenda Avenue
Irving, Texas 75063-3224             Fort Worth, Texas 76117-4391



Exhibits:

     A    -    Guarantors
     B    -    Locations
     C    -    Litigation
     D    -    Form of Inventory Summary
     E    -    Form of Application and Agreement for Standby Letter of Credit
     F    -    Existing Debt
     G    -    Form of Compliance Certificate
     H    -    Form of Borrowing Request
     I    -    Fuel Terminal Facility